Exhibit 6.4

HOTEL CONSULTING AND MANAGEMENT AGREEMENT

THIS HOTEL CONSULTING AND MANAGEMENT AGREEMENT, made this 7th day of July, 2016, (sometimes hereafter referred to as the “Agreement”) by and between: USA Capital Management, Inc., hereafter, together with its successors and permitted assigns under this Agreement called the “Owner,” and Trust Hospitality, LLC, a Florida limited liability company, hereafter, together with its successors and permitted assigns under this Agreement called the “Manager.”

RECITATIONS.

A.           The Owner is the manager of Rebuild Miami - Edgewater, LLC, which is the owner of the property located at 1700 Ne 2nd Ave, Miami, FL (hereafter sometimes referred to as the “Land”), upon which the Owner intends to develop, construct and operate a “First-Class” hotel project containing approximately 200 to 250 rooms and suites, with dining rooms, meeting rooms, restaurants, bars, lounges and other hotel facilities and amenities (collectively called the “Hotel”).

B.          The Manager and the personnel of the Manager are experienced in the planning, development and management of hotels and hotel projects of the type and nature contemplated to be constructed upon the Land by the Owner.

C.          The Owner represents that as of this writing, it has received preliminary approval from appropriate governmental authorities to develop the Hotel, and Owner knows of no facts that might prevent Owner from securing such appropriate approvals and/or licenses for the development and operation of all of the facilities contemplated herein.

D.          The Owner desires to engage the Manager as its agent, to provide consulting, preopening and technical services to the Owner in connection with the planning, development, construction, furnishing and equipping of the Hotel, prepare for the opening of the Hotel, and to manage the Hotel upon its completion for the term set forth herein, and the Manager desires to be so engaged.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereafter set forth and for other good and valuable considerations, the receipt and sufficiency of which are acknowledged by the parties, it is agreed:

1.	THE ENGAGEMENT; PHASES OF DEVELOPMENT AND OPERATION.

Upon and subject to the terms and conditions hereafter set forth, the Owner does hereby engage and retain the Manager as Owner’s agent, to assist Owner with the development, management and operation of the Hotel and the Manager does hereby agree to be so engaged and retained by the Owner, and to provide the services in the manner hereafter described. The services to be rendered by the Manager to the Owner shall comprise three (3) phases of development and operations, which are defined generally as:

A.	The planning, construction and development phase (“Phase I”);

B.	The pre-opening phase (“Phase II”); and

C.	The operations phase (“Phase III”).

Phase I will overlap Phase II and may overlap, to some extent, Phase III. Phase II may, to some extent, overlap Phase III.

2.	TERM.

The term shall commence immediately upon the execution hereof and shall terminate Three (3) years after the “Opening Date” as defined below (the “Initial Term”). The term shall thereafter continue from year-to-year beyond the Initial Term, unless terminated by either party by giving written notice to the other party at least sixy (60) days prior to the expiration of the Initial Term, or prior to the expiration of any such additional one (1) year extension.

3.	PHASE I - PLANNING, CONSTRUCTION AND DEVELOPMENT OF THE HOTEL.

3.1	Phase I Services.

During Phase I, which shall commence immediately, the Manager shall perform the following consulting and technical services on behalf of Owner in order to provide the Owner and Owner’s design and development team with the benefit of Manager’s expertise in planning, designing and “laying out” of the Hotel from an operational point of view, and to assist the Owner, Owner’s “Project Manager,” and the various “Design Professionals” and contractors in coordinating their work with one another, as and when required, as follows:

3.1.1	Architectural Plans.

Review and critique architectural plans and specifications for the Hotel prepared and developed by architects selected and engaged by the Owner (the “Architects”); advise and consult with the Architects with respect to room layouts, public space layouts, meeting and conference room layouts and locations, food and beverage concepts and facilities and other space programs and requirements.

3.1.2	Interior Designer.

Assist the Owner in the selection and retention of an interior designer (the “Interior Designer”); provide the Interior Designer with advice with respect to layouts, design, and utility, from an operational point of view; and review and critique proposals from the Interior Designer.

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3.1.3	Project Manager.

Assist the Owner in the selection and retention of a project manager (the “Project Manager”); and assist the Project Manager in coordinating the work of the “Design Professionals” (collectively, the Architects, “Engineers,” Interior Designer and all of the various design specialists and consultants).

3.1.4	Other Design Professionals.

Assist the Owner in the selection and retention of other design, technical, and installation experts and consultants pertaining to the design, installation, and equipment choices regarding kitchen, laundry, telephone and communications systems, sound systems, computer systems, and the like; and provide such designers and consultants with advice with respect to Hotel operations as such designers and consultants may reasonably require.

3.1.5	Purchasing Agent.

Assist the Owner in the selection and retention of a purchasing agent (the “Purchasing Agent”) for the purchasing, delivery and installation of furnishings, fixtures and equipment (as defined hereafter and generally referred to as “FF&E”).

3.1.6	Landscape Designer.

Assist the Owner in selecting and retaining a landscape designer (the “Landscape Designer”).

3.1.7	Development Budgets.

Assist the Owner in developing budgets for FF&E, kitchen equipment, laundry equipment, telephone and communications equipment, security equipment, and other individual categories of FF&E, and assist the Owner and the Design Professionals in developing an overall budget for the Hotel project; provided, however, that Owner shall have the responsibility for the approval and adequacy of any budget adopted in connection with the Hotel.

3.1.8	Equipment Selection.

Assist the Owner in the selection of equipment, including, but not limited to, telephone systems, computer equipment, office equipment, accounting and business machines, security systems, laundry systems, signage, and the like.

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3.1.9	Conduct Periodic Inspections.

Conduct inspections and reviews from time-to-time in coordination with Project Manager, as applicable, during the construction period, as the Owner may request, with regard to such matters as the Owner determines may be useful to the Owner in the Owner’s overall supervision of the Hotel project.

3.2	Responsibility for Construction.

Nothing herein contained shall ever be construed as rendering the Manager, or any of its affiliates, liable or responsible for the actions or activities of the Owner or the Owner’s contractors, Project Manager, the Architects, Engineers, the Interior Designer, the Landscape Designer, the Purchasing Agent or any of the other Design Professionals, whether recommended by the Manager or not, regardless of whether Manager, or any of its affiliates, has reviewed or approved any of the designs, specifications or plans of the Hotel. Furthermore, the Manager shall never be deemed responsible for supervision of construction of the Hotel or any phase or portion thereof, or for any construction defects. The Manager shall not perform and shall not be deemed to have performed the functions of a “developer” or of a “construction manager.” To the contrary, it is acknowledged that the services rendered and to be rendered by the Manager to the Owner during Phase I, (the planning, construction and development phase), are only advisory in nature with respect to the Hotel’s operations and the Hotel’s quality level, and are intended to assist the Owner, the Owner’s contractors, and the Design Professionals in designing, developing and implementing plans and specifications for the Hotel which will be operationally efficient. Owner and Manager agree that in each instance where Manager is required to make inspections or to review plans, selections of FF&E, specifications, budgets or other items or matters, at any time during the term hereof, no comments, reports or recommendations of Manager shall imply or be deemed to constitute a warranty or representation by Manager or impose upon Manager any liability for: (i) the adequacy, integrity, design, construction, or installation of: the building elements, including, its structural integrity, and security; and any of the FF&E installed in the Hotel; (ii) compliance with building and safety, and any other regulatory requirements of governmental authorities, (iii) the adequacy of budgets, finances or financings; or (iv) meeting project timetables.

3.3	Environmental Matters.

Owner warrants and represents, and Manager relies on, such warranty and representation that with respect to the Land, and the Owner’s development as contemplated herein: (i) Owner has or will have obtained by the Opening Date all permits, or other authorizations relating to environmental protection; (ii) Owner is not aware of any past, present or future events, conditions or circumstances which may interfere with or prevent continuing compliance with any law or regulation pertaining to environmental protection; and (iii) Owner will be at the time of the Opening Date in full compliance with provisions in any governmental permit or license, franchise or license agreement, if applicable, pertaining to environmental protection. It is understood that Manager has not and will not make any independent investigation of any condition of the Land or of the development contemplated herein with respect to compliance with any law, regulation, franchise, or other requirement, with regard to environmental protection, and that Manager relies solely on these representations.

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4.	PHASE II - PRE-OPENING OF THE HOTEL.

During Phase II which shall commence at an appropriate time prior to the “Opening Date” defined below, Manager shall provide the following pre-opening services on behalf of Owner:

4.1	Opening Date - Commencement of Services.

The “Opening Date” for purposes of this Agreement means the first date specified by Manager that:

(i)	the Hotel is substantially completed;

(v)	the Hotel is ready to render First-Class service to patrons and guests on a fully-operational basis.

4.2	Phase II Pre-Opening Services.

In general, the Manager will assist the Owner in all activities necessary or reasonably required to open the Hotel for business; to properly staff and equip the Hotel, and to put in place prior to the Opening Date, a coordinated program for marketing the rooms, facilities, and services of the Hotel. Phase II shall continue through the Opening Date and conclude when the following services are concluded by Manager:

4.2.1	Operating Budgets.

Prepare, revise and update from time-to-time, operating budgets for the Hotel and its various departments (the “Operating Budgets”). The Owner acknowledges that the Operating Budgets are mere estimates and are subject to, and may be affected by, conditions and circumstances beyond Manager’s control. The preparation and submission of budgets shall not be construed as a guarantee, warranty or representation by Manager of the adequacy, or accuracy of any projection, information, or prediction contained in any of the budgets.

4.2.2	Food and Beverage Concepts.

Develop operating concepts in consultation with the Owner for the food and beverage facilities, the lounge facilities and other specialized facilities of the Hotel, and assist the Owner in selecting and establishing menus, pricing, uniforms and the like.

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4.2.3	Staffing Tables.

Prepare staffing tables, employment timetables, screening procedures, hiring and training guidelines for employees, and other programs relating to staffing of the Hotel.

4.2.4	Staff Retention and Training.

Establish appropriate screening procedures for the recruitment and hiring of staff including engagement of recruiters for senior executive staff, preemployment background checks, drug testing, assessment testing and the like which may include the engagement of employment consultants specializing in such procedures as may be required (the “Employment Consultants”). In addition, Manager shall recruit, and cause to be hired on behalf of the Owner at an appropriate time prior to the Opening Date, a “General Manager,” a “Resident Manager,” if applicable, a “Food and Beverage Manager,” “Controller,” “Human Resource Director”, if applicable, “Director of Sales and Marketing,” “Head Housekeeper” and other department heads in accordance with hiring criteria approved by Owner. Thereafter, with the assistance of such department heads, the Manager will cause the engagement on behalf of the Owner of a full staff of employees for the Hotel (the “Employees”) and institute a continuing program of orientation of new hires, guest service training including: compliance with standards of operations, legal compliance, on-site, online, computer training, to the extent available, and training in all areas of operations. Manager, or its affiliates, may from time-to-time cause the issuance of payroll checks to the Employees as an accommodation to Owner, in order to simplify payroll procedures, or to reduce payroll preparation costs. Accordingly, the manner in which such payroll checks are issued and the manner in which other payroll records are maintained, shall not be deemed in any way to create or establish an employer/employee or “master-servant” relationship, it being understood that such relationship, if any, is to be determined solely by the explicit terms set forth in this Agreement.

4.2.5	Advertising, Sales and Marketing.

Prepare pre-opening advertising, sales and marketing, and public relations budgets; revise, update, and coordinate the Marketing Plan of the Hotel; hire advertising and public relations firms for advertising, sales and marketing and public relations, all subject to the Owner’s approval.

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4.2.6	Sales Personnel and Sales Office.

Cause the hiring on behalf of Owner of sales and marketing personnel; establish a sales and marketing program, (which may include with Owner’s consent, participation in or maintenance of one or more remote sales and marketing offices) to attract group, corporate and other package tour accounts, (collectively the “Sales Office”) for the purpose of selling and marketing rooms, meeting rooms, and other facilities of the Hotel, prior to the Opening Date and thereafter, all with the approval of Owner. The Manager may cause the Sales Office and its staff to be shared and to be used in common with other resorts, hotels or other related facilities under management by Manager, (or its affiliates), or other compatible hospitality or travel industry organizations in order to promote operational efficiencies.

4.2.7	Centralized Bookings.

Cause the participation of the Hotel in a centralized telephone booking system, including the use of “800” numbers, computerized bookings, with computer-assisted confirmations.

4.2.8	Licenses.

Assist the Owner in securing all of the licenses necessary to open and operate the Hotel, including occupational licenses, liquor licenses, Health Department licenses and the like.

4.2.9	Accounting Systems.

Assist the Owner in establishing appropriate payroll and centralized or onsite (as appropriate and cost effective) accounting systems, internal financial controls, financial reporting systems, including “real time” reporting to Manager’s corporate headquarters.

4.2.10	Tenants and Concessionaires.

Assist the Owner in procuring tenants and concessionaires, including the leasing, and when applicable, the operation of sundry shops, beauty shops, boutiques, spas, if applicable, health clubs, recreational facilities and such other shops and facilities as may be contained within the Hotel, to the extent deemed appropriate.

5.	PHASE III - OPERATION OF THE HOTEL ON AND AFTER OPENING DATE.

During Phase III, which shall commence upon the Opening Date, the following provisions shall govern certain of the duties and obligations of the Owner and the Manager:

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5.1	General Duties of Manager.

The Manager shall, consistent with and subject to the terms of this Agreement, provide to and for the benefit of the Owner, as Owner’s agent, such management services as are usually and customarily performed by managers of First-Class facilities similar to the Hotel, all at Owner’s expense, generally in accordance with the Hotel’s annual business plan and its various budgets, (The “Annual Plan”), and so long as Owner does not impair Manager’s ability to perform its duties and to maintain a First-Class operation by withholding sufficient working capital or otherwise; and, (without limiting the generality of the foregoing), the Manager is hereby authorized to and shall provide the following general duties: maximize patronage; prepare budgets; install and maintain a booking system; develop and maintain marketing programs; employ, train and supervise the hotel staff (the “Employees”); maintain and repair the Hotel; collect all charges; grant concessions and leases; establish accounting systems and render periodic financial reports; and consult with Owner concerning all policies and procedures affecting the Hotel; and all such other duties as are detailed below.

5.2	Annual Plan.

The following provisions shall apply to the Annual Plan:

5.2.1	Proposed Annual Plan.

The Manager shall submit to the Owner for Owner’s approval not later than thirty (30) days prior to the scheduled Opening Date, and at least thirty (30) days prior to the beginning of each Fiscal Year thereafter, an annual business plan for the Hotel, in a form reasonably satisfactory to Owner (the “Annual Plan”), which shall include for the ensuing Fiscal Year:

(i)	Profit & Loss Statement. an estimated profit-and-loss statement on a monthly basis generally in accordance with the “Uniform System of Accounts for the Lodging Industry” published by the Educational Institute of the American Hotel Association, 10th edition, September 2006 (the “Uniform System of Accounts”);

(ii)	Receipts & Expenditures. a budget of receipts and expenditures required for the operation of the Hotel pursuant to the terms of this Agreement, including rates to be charged and proposals for:

(A)	expenditures for payroll, including wages, relocation expenses, employment benefits, and other remuneration and fringe benefits;

(B)	food and beverage and other operating supplies;

(C)	expenditures for FF&E;

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(D)	repair and maintenance costs;

(E)	expenditures for revisions, alterations, rebuilding, replacements, additions and improvements in and to the Hotel;

(F)	expenditures for advertising, marketing and public relations;

(G)	fees and expenses for the engagement of experts and consultants;

(H)	estimated reimbursable expenditures on behalf of the Hotel by Manager’s headquarters’ staff, (the “Reimbursable Headquarters Expenses”), which may include:

(1)	travel, lodging and other reasonable expenses of headquarters’ personnel traveling to and from, and on behalf of, the Hotel (equitably allocated, as applicable), including attendance at sales conferences, trade shows, seminars, and the like, that will directly benefit the Hotel’s operations;

(2)	expense of relocating personnel, their families and effects, if such expenses are a condition of hire, or provided for in a labor agreement, if any, or are a part of a severance agreement, or as otherwise provided under local law;

(3)	computer, telephone and cable costs attributable to the preparation and transmission of financial data, operating results, cash balances and the like to Manager’s headquarters;

(4)	such other costs reasonably attributable to and incurred on behalf of the Hotel;

(I)	other operating expenditures.

(iii)	Sales and Marketing Plan. a sales and marketing plan including provisions for advertising and public relations, and similar activities for the Hotel.

Each Annual Plan shall also contain in narrative form, the assumptions used as the basis of its preparation.

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5.2.2	Procedure for Budget Approval and Dispute Resolution.

5.2.2.1	Submission and Review of Proposed Annual Plan.

The Owner shall give its written approval or disapproval of the Annual Plan not later than thirty (30) days after its receipt. Failing that, the Owner shall be deemed to have approved the proposed Annual Plan as submitted by the Manager. If the Owner objects to all or any portion of such Annual Plan, the Owner shall furnish Manager with its written comments in reasonable detail setting forth the reasons for its objections, and the Manager shall attempt to agree with respect to the items to which Owner objects. Both the Owner and the Manager will proceed in good faith and with due diligence to attempt to reach agreement with respect to the items to which the Owner has objected.

5.2.2.2	Arbitration of Open Issues.

If Owner and Manager have failed to reach a mutually acceptable agreement on Owner’s objections within thirty (30) days after Manager’s receipt thereof, then either party may require upon seven (7) days written notice to the other party, that the dispute and all relevant information pertaining thereto, without regard to the strict rules of evidence, be submitted to a public accounting firm mutually acceptable to Manager and Owner and recognized as having expertise in hotel operations (the “Determining Accountants”). Within thirty (30) days after the receipt of the dispute for resolution, the Determining Accountants shall determine the appropriate amount to be budgeted for the disputed line item(s) based upon all relevant factors, including the desire of Owner and Manager to maintain and operate the Hotel in accordance with First-Class standards. The determination of the Determining Accountants with respect to the dispute shall be final and conclusively binding upon the Owner and Manager. Pending the decision of the Determining Accountants, the Manager shall be entitled to operate the Hotel in accordance with the proposed Annual Plan submitted by Manager; provided, however, that Manager shall endeavor in good faith to preserve Owner’s objections to any disputed portions of such Annual Plan pending the decision of the Determining Accountants. The final Annual Plan resulting from the Determining Accountants’ decision as to any disputed line item(s) shall be effective immediately upon receipt by the Manager of the written decision of the Determining Accountants, but such Annual Plan shall not affect any expenditures made or committed to by Manager in accordance with the immediately preceding sentence.

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5.2.2.3	Owner’s Decision on Capital Expenditures.

Notwithstanding anything to the contrary provided herein, any disputes pertaining to amounts budgeted for capital improvements which exceed the amount available in any reserve, shall not be submitted to the Determining Accountants for resolution, and if Owner and Manager cannot reach an agreement with respect to such expenditures for capital improvements, then: (i) unless Owner has changed its position with respect to such capital improvement; or (ii) unless the capital expenditure is of an emergency nature or necessary for the preservation of safety to persons or property, the amount(s) provided by Owner for such capital improvements shall be utilized in the Annual Plan.

5.2.3	Compliance With the Annual Plan.

During each Fiscal Year, the Manager shall, in the performance of its duties hereunder, use and employ its reasonable efforts to generally comply with the Annual Plan relating to such Fiscal Year. Manager shall nevertheless retain the discretion to re-allocate part or all of the amount budgeted with respect to any line item to another line item in the budget, and to make expenditures not addressed under the applicable Annual Plan under certain circumstances, if, in the Manager’s good-faith judgment, such expenditures are justifiable as a result of changes in circumstances such as increased bookings, increased level of business activity, staffing needs to support increased business, and the like.

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5.2.4	Modification to the Annual Plan.

If at any time during any Fiscal Year the Manager shall, in the performance of its duties hereunder, determine that the Annual Plan relating to such Fiscal Year is no longer appropriate because of changes in conditions, circumstances or otherwise, Manager shall submit to the Owner for the Owner’s approval, a revised Annual Plan (the “Revised Annual Plan”) for the remainder of such Fiscal Year, indicating in narrative form, the reasons why the assumptions used in preparing the original Annual Plan for such Fiscal Year are no longer valid. The Owner shall give its written approval or disapproval of the Revised Annual Plan not later than thirty (30) days after receipt thereof. If the Owner does not deliver its written approval or disapproval of such revised Annual Plan within such thirty (30) day period, then the Owner shall be deemed to have approved the Revised Annual Plan as submitted by the Manager. If the Owner objects to all or any portion of the Revised Annual Plan, then the Owner shall furnish the Manager with its written comments, in reasonable detail, setting forth the reasons for its objections, and the Owner and Manager shall attempt to agree with respect to the items to which the Owner objects. If an agreement is not reached before the expiration of a thirty (30) day period immediately following the receipt of the objections, then the dispute shall be submitted to the Determining Accountants for resolution in accordance with the procedures set forth in Subparagraph 5.2.2.2. Pending such final determination, the Revised Annual Plan shall be deemed the operating budget for the remainder of the current Fiscal Year; provided, however, if the Owner objects to any expenditure for any improvement or repair which exceeds the amount available in a reserve and which may not be expensed, but must be capitalized in accordance with generally accepted accounting principles applied on a consistent basis, such improvement or repair shall not be made unless or until: (i) the Owner has approved the expenditure; or (ii) the making of such repair is of an emergency nature or is necessary for the preservation of the health and safety to persons or property.

5.2.5	Pro-Formas as Estimates.

The Owner acknowledges that the projections contained in each Annual Plan or Revised Annual Plan, and each pro-forma and budget, including developmental, pre-opening, and renovation budgets submitted from time-to-time to the Owner by the Manager, are mere estimates and are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the Manager’s reasonable control and that the preparation and giving of such projections, proformas, developmental, pre-opening, renovation, or operating budgets shall never be construed as a guarantee, warranty or representation by the Manager to the Owner that such projections, or pro-formas will, in fact, occur; or that any budget will be sufficient.

5.3	Legal Proceedings.

The following provisions shall apply to any legal proceedings affecting the Hotel:

5.3.1	Non-Extraordinary Proceedings.

Legal proceedings of a non-extraordinary nature, relating to the operation of the Hotel, such as collections, enforcement of contracts and leases and proceedings against Hotel guests, patrons, vendors, service contractors, and tenants, may be instituted by the Manager utilizing counsel designated by the Manager and approved by the Owner. Other than insured claims where the liability carrier has the right to choose counsel,

Manager shall have the right to defend, through counsel designated by Manager at Hotel expense, legal proceedings of a non-extraordinary nature against Owner or Manager, or their respective affiliates who may be joined, resulting from the operation of the Hotel, such as guest claims for loss of property, or injury to persons and claims relating to employment, or the application for employment at the Hotel.

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5.3.2	Unusual Matters.

Legal proceedings of types other than as set forth in the preceding subparagraph, and of an unusual nature or involving monetary claims in excess of Fifty Thousand Dollars ($50,000) brought in respect of the operation of the Hotel, shall require Owner’s approval of the action and designated counsel and Manager shall furnish Owner with periodic status reports with respect to such proceedings.

5.3.3	Defense of Significant Proceedings.

The defense of actions against the Hotel of a more significant nature, including, without limitation, any aspect of any negligence claim against Owner, Manager, or their respective affiliates arising out of the operation of the Hotel and involving in excess of Fifty Thousand Dollars ($50,000), as to which any insurance company denies coverage (or reserves rights as to coverage) shall be coordinated with the Owner and designated counsel shall be subject to the Owner’s approval and Manager shall furnish Owner with periodic status reports with respect thereto.

5.3.4	Insured Claims.

All claims against the Owner, or Manager, or their respective affiliates arising out of the operation of the Hotel which are covered in whole or in part by insurance, shall be forwarded by the Manager to the appropriate insurance carrier or its agent for defense.

5.3.5	Coordinated Defense.

In the event that a suit is instituted against the Manager, or its affiliates, in which the Owner is also named as a party defendant, the Owner and the Manager shall coordinate the defense of such suit. Nothing herein contained shall be construed as preventing the Owner from joining with the Manager in any legal proceedings or any action on behalf of or against the Hotel, whether of an extraordinary or non-extraordinary nature. If a conflict of interest arises between the legal positions taken by Owner and Manager which the parties are unable to waive or otherwise agree upon, then the parties may each engage counsel of their own choosing at Hotel expense.

5.4	Purchasing, Centralized Purchasing and Related Services.

5.4.1	Purchasing.

Manager shall purchase: food, beverages, operating supplies and other merchandise, booking and reservation systems, security systems, telephone equipment, computer equipment and other mechanical and electronic equipment and systems and all other items necessary for the proper operation of the Hotel as a First-Class facility. In addition, the Manager shall engage such advisors, consultants and other professionals from time-to-time as are reasonably necessary to promote the sound and efficient operation of the Hotel, including, but not limited to: accountants, “auditors”, financial advisors, payroll service providers, computer consultants, benefits consultants, insurance consultants, Employment Consultants, human resource service providers, attorneys, quality control service providers (e.g. shoppers and rating services), and such other consultants and professionals as appropriate.

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5.5	Sales, Marketing and Bookings.

5.5.1	Sales, Marketing and Advertising Programs.

Manager shall from time-to-time prepare advertising, marketing and public relations programs, and budgets in support thereof; engage advertising and public relations firms on behalf of Owner from time-to-time; manage and coordinate the activities of advertising, public relations firms so as to develop and implement a cohesive and coordinated program of sales, marketing, advertising, and public relations on behalf of the Hotel. In addition, Manager shall integrate the sales and marketing program with the operations of any remote Sales Office; supervise sales and marketing campaigns; develop tour packages; book entertainment appropriate for a First-Class hotel; and generally promote the Hotel and all of its facilities.

5.5.2	Centralized Bookings.

Manager shall cause the participation of the Hotel in a centralized booking system; maintain, monitor and revise from time-to-time the centralized telephone booking system including the use of “800” numbers; institute and monitor programs for computerized bookings with computer assisted confirmations.

5.6	Emergency Expenditures.

Whenever by reason of circumstances beyond the reasonable control of the Manager, emergency expenditures are required to be made to ensure that the First-Class operating standards are maintained or to protect life, person, or property, the Manager may make emergency expenditures without the approval of the Owner beyond the provisions of the Annual Plan, provided that the expenditures for any one such occurrence may not exceed Twenty-Five Thousand Dollars ($25,000), and that the aggregate of such expenditures may not exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year.

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5.7	Utility Services.

Arrange for and monitor the utility services provided to the Hotel, including telephone system and service; vermin extermination; security services, and centralized security systems, if applicable; trash removal and other similar services necessary and reasonably required to maintain the Hotel as a First- Class facility.

5.8	Concessions and Leases.

Manager shall grant concessions and leases for services customarily subject to concessions or leases in First-Class hotels if, in the Manager’s reasonable opinion, the granting of such concessions and leases are deemed necessary and desirable to the Hotel.

5.9	Licenses.

Manager shall assist Owner in obtaining and maintaining all licenses required to operate the Hotel, including such alcoholic beverage licenses as may be required by law or for Owner to own and operate through Manager such alcoholic beverage facilities and other facilities that shall be contained within the Hotel.

5.10	Bank Accounts.

The following provisions shall apply to all bank accounts maintained in connection with the Hotel:

5.10.1	Choice of Banking Institution.

The Manager shall establish two (2) bank accounts bearing the name of the Hotel at a commercial bank selected by Manager AND Owner which shall in all respects have: (i) the capability of servicing all of the Hotel’s operations; (ii) a substantial capital base; and (iii) insured accounts. The accounts shall be designated as the Hotel operating account (the “Operating Account”) and the Hotel payroll account (the “Payroll Account”).

5.10.2	Deposits and Transfers of Funds.

All funds of any kind or nature received either by the Manager or the Owner in connection with any of the operations of the Hotel shall be deposited in the Operating Account. Checks and other documents of withdrawal on both the Operating Account and the Payroll Account need be signed only by duly-authorized representatives of the Manager AND Owner. Payment of all expenses and other expenditures in respect of the Hotel shall be made from the Operating Account, except for payroll and payroll-related expenditures, which shall be made from the Payroll Account. The Manager may transfer from the Operating Account to the Payroll Account such monies as shall be required from time-to-time to satisfy the Hotel’s payroll obligations. In no event will any of the monies deposited in either the Operating Account or the Payroll Account be commingled with other funds.

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5.10.3	Interest.

All interest, if any, earned on any of such accounts shall accrue to the benefit of the Owner.

5.10.4	Other Accounts; Funds of Owner.

The Manager shall open such other bank accounts with respect to the Hotel as may be agreed upon from time-to-time by the Owner and the Manager, or as required by law or by any applicable lender. All funds in the Operating and Payroll Accounts and all other accounts relating to the Hotel maintained pursuant to this Agreement, shall at all times be deemed to be the funds of Owner. Notwithstanding the foregoing, Manager, through its authorized representatives, shall be the only party authorized to draw upon such accounts.

5.10.5	Bank Records and Statements.

The Manager shall make available to the Owner from time-to-time when reasonably requested by the Owner, all records with respect to any of the Hotel accounts. Manager shall use its best efforts to provide to Owner a report of the cash receipts of the Hotel on a monthly basis. Manager shall provide a monthly statement to Owner summarizing all activity in the operating accounts and reconciling the balances within such operating accounts with the monthly financial statements provided in accordance with Paragraph 5.12.

5.10.6	Fidelity Insurance.

All of the Manager’s employees or the Employees or Manager’s representatives who are authorized signatories on any of the accounts described in this Paragraph 5.10 shall be insured as to fidelity. The form and content of such insurance shall be subject to the approval of the Owner. Owner and Manager shall both be named as obligees or insureds, as appropriate, under such bond or insurance policy and Manager and Owner shall both have the right to enforce the terms of such insurance policy.

5.11	Owner’s Obligation to Provide Funding.

The following shall apply to the funding needs of the Hotel:

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5.11.1	Funding an Essential Requirement.

It is of the essence in this Agreement that the Owner shall at all times maintain sufficient funds in the Operating Account, Payroll Account, or other reserve accounts, if any, to pay all duly and properly incurred obligations of the Hotel on a current basis and to comply with any required reserves.

5.11.2	Initial Working Capital/ Minimum Balance.

Owner shall, by a date reasonably in advance of the Opening Date, provide Manager with initial working capital to commence and maintain Hotel operations at the agreed upon level of quality (the “Minimum Balance”) and sufficient working capital or reserves in a reserve account (the “Reserve” or “Reserve Account”) as may be agreed upon with Owner or as may be required by any mortgagee or other lender.

5.11.3	Failure to Fund.

If at any time the available operating funds, working capital funds, funds in excess of the Minimum Balance or Reserves in any of the Operating Account, Reserve Account, or other Hotel accounts available to Manager, shall not be sufficient or available to pay all of the current expenses, fees, bills or other charges incurred in connection with the Hotel, including the payment of the Management Fee, which are to be paid from the Operating or Reserve Account or to comply with applicable laws or regulations, or to meet other Reserve requirements, the Manager shall so advise the Owner, in writing, and shall provide the Owner with a statement of the amount of funds necessary to cure such insufficiencies. Thereupon, the Owner shall immediately provide sufficient monies to remedy any such insufficiency or shortfall. The failure of the Owner to provide such funds shall excuse the Manager from its duties and obligations hereunder to the extent applicable to any such insufficiency or shortfall.

5.12	Financial Statements.

The financial statements for the Hotel shall be prepared in the following manner:

5.12.1	Monthly Statement.

Manager shall prepare and deliver to the Owner within twenty (20) days after the end of each month, a profit and loss statement prepared generally in accordance with the Uniform System of Accounts, showing the results of the operation of the Hotel for the immediately preceding month and for the Fiscal Year including a comparison with the projections contained in the Annual Plan. Such statement shall be prepared from the books of account maintained by the Manager and shall be in form and substance reasonably satisfactory to the Owner.

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5.12.2	Annual Statement.

Not later than ninety (90) days immediately following the end of each Fiscal Year, the Manager shall cause to be prepared and delivered to the Owner reasonably detailed financial statements for such Fiscal Year (the “Annual Statements”), which shall consist of: (i) a balance sheet; (ii) a Profit and Loss Statement showing the results of operations; (iii) a statement of earnings and retained earnings; and (iv) a statement of change in financial position. Such financial statements shall be prepared by, and shall contain a certificate of, the Accountants, to the effect that, subject to such acceptable qualifications as shall be contained therein, such financial statements fairly present the financial position, results of the operations and changes in financial position of the Hotel for the Fiscal Year then ended, in conformity with generally accepted accounting principles applied on a consistent basis. Since the Accountants will be selected and designated by the Owner, the Manager shall not be responsible for any delays in the delivery of the Annual Statements attributable to the Accountants. In addition, Manager may, in its discretion, undertake such internal audits as it deems advisable, (the “Auditing Service”) as frequently as every 6 months, or, as may be required by Owner, mortgagee or other lender, as applicable.

5.13	Payment of Excess Funds to Owner.

Upon the written request of the Owner, the Manager shall pay to the Owner all funds in the Operating Account in excess of those reasonably required to meet all of the current obligations of the Hotel together with any capital reserve or other reserve requirements imposed by any lender, and other financial requirements of the Hotel. Manager, at the request of Owner, shall establish such cash management procedures and accounts from time-to-time at institutions directed by Owner, for the deposit of such excess funds on behalf of Owner. All income derived therefrom shall accrue to Owner.

5.14	Books, Records and Accounts.

The Manager shall keep full and adequate books of account and other records reflecting the results of operations of the Hotel on an accrual basis, in accordance with generally accepted accounting principles applied on a consistent basis. The books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and shall be made available to the Owner and its representatives and any other supervisory or regulatory authority having jurisdiction over the Owner or the Hotel, at all reasonable times, upon reasonable notice, for examination, audit, inspection and transcription. All of such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, shall at all times be the property of the Owner and shall not be removed from the Hotel by the Manager without the Owner’s consent. Upon the termination of this Agreement, all such books and records, subject to the provisions of Paragraph 13.4, shall promptly be turned over to the Owner, so as to ensure the orderly continuance of the operation of the Hotel with copies retained by Manager.

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5.15	Employment and Labor Issues.

5.15.1	Screening, Employment, and Training of Staff.

Manager shall on behalf of Owner, arrange for the, screening, employment, supervision and discharge of all of the Employees in accordance with Owner approved policies, all of whom shall be employed by the Owner, with the exception of the General Manager and any such other key Hotel executives as Manager may determine in its discretion from time-to-time who shall be employed by the Manager. Manager may engage the Employment Consultants to assist it with certain screening and training activities, as it may reasonably determine which may include: employment background checks, drug testing, assessment testing and the like. Manager will develop, maintain and update a continuing program of training at the Hotel including: orientation of new hires; guest services training; on-line, on-site, computer training; legal compliance; and other training in all areas of operations.

5.15.2	Compensation.

Manager shall establish Employee compensation for non-executive employment. Owner shall have the final determination with respect to any labor negotiations, and by virtue of its participation in the preparation and approval of the Annual Plan, shall have general authority over Employee compensation. Executive compensation shall generally conform with the estimates of the Annual Plan.

5.15.3	Disputes With and Claims By Employees.

The defense of employment and labor claims, to the extent appropriate, may be defended at the administrative level with the assistance of the Human Resource Director at the Hotel or the designated Human Resource Officer at Manager’s corporate offices, as appropriate. Manager may engage employment and labor counsel as needed including engagements on a retainer basis, subject to the terms of this Agreement. The cost of the defense of such claims, as well as sums required for settlement, re-instatement, back pay and the like, as required, may be charged as an “Operating Expense,” as hereafter defined. Settlements that exceed Fifty Thousand Dollars ($50,000) shall be subject to Owner’s approval.

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5.15.4	Employment Costs.

All of the “Employment Costs,” meaning any claims, liability or obligations arising during or after the Term with respect to the Employees relating to salaries, wages, minimum wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, Employee benefits, severance pay, grievances under union contracts, unfair labor practice charges, worker’s compensation, disability, unemployment insurance, breach of employment contracts, safety and health, employment discrimination, and any other labor benefits programs imposed by governmental authority, of any nature whatsoever, and all court costs and legal fees incurred in defending such claims, shall be charged to the Hotel as an “Operating Expense,” as defined hereafter.

5.16	Payment of Taxes.

Owner shall pay or cause to be paid before they become delinquent, all taxes, assessments, excises, levies, licenses and permit fees and other charges, (including all penalties and interest relating thereto), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, which shall or may during the term of this Agreement be levied, assessed, charged and/or imposed by any public or quasi-public authority upon, or accrue or become due and payable out of or on account of, or become a lien on, the Land or any part thereof, or the Hotel and related facilities and other improvements now or hereafter situated thereon or on the FF&E and other personal property serving the Hotel, as applicable.

5.17	Payment of Mortgages.

Owner shall pay or cause to be paid, before they become delinquent, all mortgages, ground leases, leases, and other liens secured, in whole or in part, by a lien or leasehold on the Hotel including the FF&E now or hereafter located within the Hotel or upon any related facilities and other improvements now or hereafter situated within the Hotel, or upon all property, real or personal, serving the Hotel, as applicable.

5.18	Compliance With Laws.

The Manager shall:

(i)	not use the Hotel or any portion thereof, and the Manager shall use diligent efforts to see that others do not use the Hotel or any portion thereof, for any use or purpose in violation of any valid and applicable law or regulation of any lawful authority having jurisdiction over the use, repair, maintenance, or operation of the Hotel, and in all respects, the Manager shall use all reasonable efforts to cause the use and operation of the Hotel to comply with all valid and applicable laws and regulations of all such governmental authorities;

(ii)	comply with the requirements of any local Board of Fire Underwriters, or any other governmental body which may exercise similar functions (provided that the Manager shall have no obligation to so comply or to correct any alleged defect unless the same is specifically called to the attention of the Manager by the Owner or by any such governmental authority); and

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(iii)	not be deemed to have violated this provision with respect to Employment Claims: (i) if Owner ratified Manager’s actions; or (ii) if Owner or its representative has approved of Manager’s actions, or (iii) it shall be finally determined by a Court of competent jurisdiction that the alleged violations of law were willfully committed by or under the direction of the senior executive staff of Manager, (for purposes herein, the General Manager and Human Resource Director), and Manager, having become actually aware of any prohibited activity, willfully failed to take reasonably appropriate remedial steps to correct such known violations by Employees, taking into account Manager’s preference for “graduated discipline” in dealing with the violations by or concerning Employees.

5.19	Physical Plant and Property Maintenance.

The following provisions shall apply to the Hotel’s physical plant, fixtures and personalty:

5.19.1	No Changes Without Owner’s Consent.

No substantial changes shall be made in the Hotel’s structure without the Owner’s consent.

5.19.2	Alterations, Remodeling, Demolition.

The Manager shall, in accordance with the express provisions of the Annual Plan, have the right to alter, remodel and/or demolish any improvements now or hereafter situated upon the Land, or within the Hotel, or to replace or add to any of the FF&E located within the Hotel without the prior consent of the Owner, and in any other manner with the prior written consent of the Owner, which consent the Owner shall be entitled to withhold in its good faith reasonable judgment, provided that: (i) such withholding of consent has not and will not cause the Hotel to fall below a First-Class level of quality; and (ii) that nothing contained in this subparagraph shall be construed so as to require the Manager to make its personnel available or to perform any services with respect to any significant alteration or refurbishing of the Hotel, (the “Refurbishing”), proposed by the Owner without additional compensation to Manager. If Owner elects to proceed with a Refurbishing with the assistance of Manager, Manager will be entitled to a reasonable consulting fee for Manager’s technical assistance and consulting services to Owner with respect to the Refurbishing, the fees for and the scope of such assistance to be determined by good faith negotiations between Owner and Manager.

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5.19.3	Repairs, Replacements, Maintenance.

The Manager shall, as an expense of the Hotel, from time-to-time make such expenditures for repairs and maintenance, for the replacements, renewals and additions to FF&E, minor operating equipment, and for minor capital improvements, (meaning those capital improvements other than structural repairs and changes and extraordinary repairs to or replacement of FF&E), necessary or required in its reasonable opinion, to keep the Hotel in First-Class operating condition. If any repairs or maintenance shall constitute corrective work for which the Owner has received or is entitled to the benefit of the guarantee or warranty of any builder, contractor or of any supplier of labor or material in connection with the construction of the Hotel or with respect to the FF&E installed therein, then Manager may invoke such guarantees or warranties in either the Owner’s or the Manager’s name and the Owner shall cooperate fully with the Manager in the enforcement thereof. The Owner reserves the right to sell any of the FF&E located in the Hotel from time-to-time, provided that the Owner substitutes FF&E of a like kind, quality and utility.

5.19.4	Required Structural Repairs.

If structural repairs or changes to the Hotel or extraordinary repairs to or replacement of any FF&E shall be required during the term of this Agreement, by the provisions of any mortgage encumbering the Hotel, or any loan agreement with respect to the Hotel, or in order to maintain the Hotel in First-Class operating condition, or by reason of any laws or regulations now or hereafter in force, or by order of any governmental authority, or otherwise, or because the Manager and the Owner jointly agree upon the desirability thereof, then, in any such event, such repairs, changes or replacements shall be made by the Owner, or at the request of the Owner, by the Manager, at the Owner’s sole expense, and shall be made with as little hindrance to the operation of the Hotel as is reasonably possible. Notwithstanding the foregoing, the Owner shall have the right to contest the need for any such repairs, changes or replacements required by any law, regulation, or order of governmental authority, and may postpone compliance therewith if so permitted by law; but in each such event, the Owner shall protect the Manager from any loss, cost, damage or expense which may result therefrom, such protection to be in a form reasonably satisfactory to the Manager.

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5.20	Insurance.

Manager shall, at least annually, make recommendations for the placement of insurance coverages and may engage brokers and consultants to analyze the Hotel’s needs and formulate programs, secure bids and develop comprehensive proposals. The following provisions shall apply to the insurance coverages for the Hotel:

5.20.1	Types of Coverages.

Owner, with the assistance and recommendation of and in consultation with Manager, shall at all times throughout the term provide and maintain, or cause to be provided and maintained for the Hotel and related facilities, the following types of coverages: property, business interruption, boiler and machinery, various liability coverages, worker’s compensation insurance, health insurance, dental insurance, life insurance, disability insurance, crime insurance and such other insurance coverages stated as a minimum as are more particularly set forth in Exhibit “B” attached hereto and made a part hereof.

5.20.2	Concessionaire’s Coverage.

In the event that the Manager grants any leases, licenses or concessions in accordance with the provisions of this Agreement, the Manager shall require such tenants, licensees and concessionaires to carry such insurance as is normal and customary for the relevant tenant, licensee or concessionaire, and to furnish certificates evidencing such insurance in such reasonable amounts as may be specified in the lease, license or concession or otherwise agreed upon between Manager and the tenant, licensee and concessionaire.

5.20.3	General Requirements as to Form of Policies.

Owner, Manager, and any of their respective designated affiliates, shall be named insureds and loss payees, as appropriate, in all policies maintained pursuant to this Agreement, as their interests may appear, and each such policy shall contain a waiver by the insurer of the rights of recourse or subrogation by the insurer against the Owner, Manager, or their designated affiliates. All insurance policies shall be in such form and with such companies as shall be satisfactory to the Owner and Manager and shall comply with the requirements of any mortgage encumbering the Hotel; provided, however, that Owner shall use its best efforts to require any mortgage or loan agreement relating to the Hotel to provide that the proceeds of insurance shall be made available for the repair and restoration of the Hotel as a First-Class facility. Owner’s policies shall specify that they are “primary,” and if any other policies of insurance, including policies maintained by Manager, are determined to apply to any claim, such other policy coverage shall be deemed to be in excess of Owner’s policies, as applicable. The Owner shall provide to the Manager true copies of all such policies of insurance, including certificates, not less than thirty (30) days prior to the expiration of all prior policies.

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5.20.4	Claim Investigation.

The Manager shall promptly investigate or cause to be investigated all accidents and claims for damage relating to the operation and maintenance of the Hotel and related facilities and shall report to Owner any such incident which is material, and the Manager shall investigate or cause to be investigated all damage to or destruction of the Hotel or related facilities and shall report to the Owner any such incident which is material, together with the estimated cost of repair thereof. In addition, the Manager shall prepare any and all reports required by any insurance company as a result of any such incident.

5.20.5	Premium Advance.

If the Manager, or any of its affiliates, shall pay or advance on behalf of the Owner any insurance premiums or related insurance costs, the Owner shall repay same to the Manager promptly upon demand of the Manager.

5.20.6	Access to Insurance Information.

Owner shall at all times make available to Manager or Manager’s insurance agents or insurance brokers all information relating to existing coverages, claims histories, as applicable, copies of policies, certificates, binders and the like. Owner further authorizes Manager and its insurance agents or brokers to obtain such information directly from Owner’s insurance agents, brokers, and insurance carriers and hereby grants to Manager, its insurance agents or brokers full access to all such information.

5.20.7	Quality of Insurance Carrier.

All insurance coverages shall be written by insurance companies that are “A.M. Best” rated, “A/XI” or higher and are authorized to do business in the jurisdiction in which the Hotel is situated. The Owner assumes all risks in connection with the adequacy of any insurance coverage and waives any claim it may have against Manager for any liability, cost or expense arising out of or in connection with any uninsured (or underinsured) casualty (in part or in full), or any failure by any insurance carrier to defend any claim, in whole or in part, in any jurisdiction in which a claim is brought of any kind or nature whatsoever.

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5.21	Manager’s Right to Subcontract Services.

Manager reserves the right to subcontract some of the operational, consulting and pre-opening services to be performed by it in accordance with this Agreement to Manager’s affiliates or related entities, such as by way of example, subcontracting certain services to an affiliate responsible for administering a pooled purchasing program in which the Hotel might participate; provided that such subcontracting does not affect the quality of the services intended to be provided hereunder.

6.	MANAGER’S FEES.

The Owner shall pay to the Manager the following fees, as compensation for the Manager’s services to be rendered hereunder:

6.1	For Services Performed During Phase I.

For the consulting and technical services rendered by the Manager to the Owner during Phase I, dealing with the planning, construction and development of the Hotel, the Owner shall pay the Manager and the Manager shall accept from the Owner, a technical services fee of $25,000.00 (the “Consulting Fee”) plus reasonable pre-approved expenses.

6.2	Fees for Services Performed during Phase II - Pre-Opening of the Hotel.

For the Pre-Opening rendered by the Manager to the Owner during Phase II, dealing with the staffing, training, marketing and financial planning in anticipation of the Opening Date, the Owner shall pay to the Manager and the Manager shall accept from the Owner, a pre-opening consulting fee of $25,000.00, commencing upon completion of Phase I, (the “Pre-Opening Fee”) until the opening of the Hotel plus reasonable pre-approved expenses.

6.3	Fees for Services Rendered During Phase III: - Operation of the Hotel On and After the Opening Date.

For services rendered by the Manager to the Owner during Phase III encompassing operation of the Hotel on and after the Opening Date for each “Fiscal Year” as defined below or fraction thereof, (a “Stub Year”), during the term of the Agreement or any extensions or renewals thereof, the Owner shall pay the Manager and the Manager shall accept from the Owner, without set-off, an annual management fee (the “Management Fee”) equal to the sum of the following:

(i)	Base Management Fee. A “Base Management Fee” to Manager equal to 2.5% of the “Gross Revenues,” (as hereafter defined), derived from the operation of the Hotel; and

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(ii)	Incentive Fee. An “Incentive Fee” equal to TBD of the EBITA for the purpose of maximizing profit derived from the operation of the Hotel.

6.4	Definitions.

The following definitions are applicable to the calculation of the Management Fee:

6.4.1	Gross Revenues.

“Gross Revenues” means for any “Fiscal Year,” (as hereafter defined), all receipts, revenues, income, and proceeds of sale of every kind or nature derived directly or indirectly from the operation of the Hotel, and services rendered to, and rentals of all kinds received from tenants, subtenants, licensees and occupants of space located in the Hotel, including, without limiting the foregoing, all receipts, revenues and income derived from: guest rooms, food and beverage operations, bar and lounge operations; meeting room facilities; space rentals to stores and other tenants; proceeds from any “business interruption” or “use and occupancy” policy of insurance; and any amount recovered in any legal action or proceeding or settlement thereof which arose out of the operation of the Hotel, which amount under generally accepted accounting principles applied on a consistent basis is properly included as an income item. All the foregoing shall be calculated on an accrual basis, whether in cash or in credit.

The following revenues are excluded from the definition of “Gross Revenues:”

(i)	all taxes collected as direct taxes from guests or patrons of the Hotel or in respect of any business conducted in the Hotel to be paid to duly constituted taxing authorities having jurisdiction, such as sales taxes, or “bed” taxes;

(ii)	Tips and service charges collected for payment to Employees; and

(iii)	Proceeds of sales of property, real and personal, other than sales in the ordinary course of the Hotel’s business.

6.4.2	Operating Expenses.

“Operating Expenses” means all operating expenses related to the Hotel for the Fiscal Year, (as defined hereafter), determined in accordance with generally accepted accounting principles applied on a consistent basis to the hotel industry generally in accordance with the Uniform System of Accounts, including without limitation, Employment Costs, employer’s liability and similar operating insurance premiums, and licensing fees, professional’s fees pertaining to operational matters, and Manager’s Base Management Fee. The following shall be excluded from the definition of Operating Expenses: debt service, if any; real estate and personal property taxes and assessments, premiums for fire and extended coverages, and other non-operating insurance premiums, lease payments, or finance or carrying charges for FF&E, depreciation, and the interest on monies borrowed by Owner.

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6.4.3	Gross Operating Profit.

“Gross Operating Profit” (“GOP”) means for any “Fiscal Year,” Gross Revenues less Operating Expenses.

6.4.4	Adjusted Gross Operating Profit.

“Adjusted Gross Operating Profit” (“AGOP”) means for any Fiscal Year, the amount by which the Gross Operating Profit exceeds the sum of:

(i)	Real Estate and personal property taxes and assessments; and

(ii)	Premiums in respect of fire and extended coverage and other Non- Operating insurance policies.

6.4.5	Fiscal Year.

“Fiscal Year” coincides with and is identical with the calendar year for all purposes; provided however, that it is understood that the first Fiscal Year under this Agreement may be a partial calendar year (a “Stub Year”).

6.4.6	Reserve Fund.

“Reserve Fund” or “Reserve” means for any Fiscal Year, the amounts payable into any reserve accounts in the aggregate, established and maintained hereunder to defray expenses for the replacement of FF&E, capital improvements, and the like for the Hotel or any other reserve required by any principal mortgage lenders of the Hotel.

6.4.7	FF&E.

“FF&E” means the furniture, fixtures and equipment typically used in the operation of a hotel and shall include, without limitation, guest room, corridor, restaurant and lounge furnishings, office furniture and equipment, carpeting, computers and other on-site electronic data processing equipment, telephones, televisions, radios, signs, vehicles, electronic equipment, and security equipment.

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6.5	Time of Payment of Management and Incentive Fees.

The Management and Incentive Fee shall be paid by the Owner to the Manager on the first day of each month for the preceding month without setoff. The Owner hereby authorizes the Manager to pay itself the Management Fee monthly from the Operating Account. The Incentive Fee so paid, shall be based on Manager’s good-faith estimates and shall be adjusted and re-adjusted each month based on actual operating results for the preceding month and the elapsed Fiscal Year. The aggregate of the Management Fees so paid monthly, shall also be adjusted annually between the Owner and the Manager, based upon the Annual Statements and within thirty (30) days of the rendition of each Annual Statement for the prior Fiscal Year.

6.6	Reimbursement for Costs and Expenses.

Manager shall at all times be provided with sufficient working capital and shall be reimbursed by Owner for the costs and expenses incurred in connection with the development, pre-opening and operation of the Hotel without setoff, as follows:

6.6.1	Owner’s Responsibility For Working Capital and Costs.

Owner shall provide Manager at all times with the Minimum Balance and sufficient working capital to finance and support the uninterrupted and efficient development, pre-opening and operation of the Hotel as a First- Class facility, including, but not limited to, those funds and expenses enumerated in this Agreement and as generally projected in the developmental and pre-opening budgets and the Annual Plan approved by Owner and Manager, as applicable.

6.6.2	Reimbursement for Costs.

All costs and expenses of any kind or nature paid or incurred by the Manager, or its affiliates, in the performance of its duties and obligations under this Agreement including: (i) the Reimbursable Headquarters Expenses; (ii) any Employment Costs; or (iii) any other costs and expenses incurred by Manager in the performance of its duties on behalf of the Hotel during any of Phases I, II, and III shall be at the Owner’s sole cost and expense and the Manager shall not be obligated for the payment of any such costs or expenses. Notwithstanding the foregoing, nothing herein contained shall be construed as requiring the Owner to pay any of the Manager’s home office expenses, except for the Reimbursable Headquarters’ Expenses which are a part of the approved Annual Plan.

6.6.3	Manager’s Statements for Out-Of-Pocket Costs.

During Phases I and II, the Owner shall reimburse the Manager for all such out-of-pocket costs and expenses paid or incurred by the Manager on behalf of the Owner, in accordance with statements thereof to be rendered by the Manager to the Owner from time-to-time within thirty (30) days of receipt.

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6.6.4	Reimbursement Out of Operating Account.

During Phase III, the Manager may reimburse itself for all such reimbursable out-of-pocket costs and expenses incurred on behalf of the Owner from the Operating Account, subject, however, to Owner’s subsequent review and annual adjustment as provided in this Agreement.

6.6.5	Reimbursement for Executive Compensation.

Although all of the Employees of the Hotel shall be employed by the Owner, the Owner and the Manager agree that it may be desirable that the General Manager and certain other department heads shall be employed by the Manager; and, in such event, it is agreed that the Owner shall reimburse the Manager for the salaries, benefits and other compensations expended or incurred by the Manager for such persons.

7.	ASSIGNMENT.

7.1	By Manager.

Manager shall have no right to assign this Agreement or any interest herein without the written consent of the Owner, except for an assignment in connection with a sale or transfer by Manager of all or substantially all of Manager’s business, whether by way of direct sale, merger, consolidation or other similar arrangement. Notwithstanding the generality of the foregoing, Manager shall have the right, without the written consent of the Owner, to assign this Agreement, or any interest herein, to any legal entity:

(i)	in which the present stockholders of the Manager, (or their parents or affiliates), collectively own at least fifty percent (50%) of the beneficial interest therein and have the right to receive collectively at least fifty percent (50%) of the benefits thereof and distributions therefrom; or

(ii)	which is a company in which any of the present stockholders or partners of the Manager, or their parents or affiliates) are active in the operation of the company.

7.2	By Owner.

The Owner shall have the right to assign this Agreement as follows:

7.2.1	Assumption By Assignee.

The Owner shall have the right to assign this Agreement in connection with any sale or other disposition of the Owner’s interest in the Hotel and related facilities without the consent of the Manager, and the Owner shall thereupon be relieved of any obligation or liability arising from and after such assignment, provided that:

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(i)	the assignee of the Owner’s interest assumes, in writing, the obligations of the Owner hereunder; and

(ii)	written notice of such assignment is given by the Owner to the Manager within five (5) business days after the making of such assignment, along with an executed duplicate counterpart of the instrument of assignment pursuant to which the assignee shall have assumed the obligations of the Owner hereunder;

7.2.2	Manager’s Right to Terminate.

Notwithstanding the foregoing, it is agreed that the Manager shall have the right to terminate this Agreement in the event of an assignment hereof by the Owner to any person, firm or corporation not affiliated with the Owner if the Manager so elects.

8.	DAMAGE AND DESTRUCTION.

If the Hotel or any portion thereof shall be damaged or destroyed at any time during the Term by fire, casualty or other cause, to such an extent that it would be either impossible or impracticable, in Owner’s good-faith judgment, to repair the Hotel or to continue to operate the Hotel as a hotel facility, then the Owner may terminate this Agreement by giving written notice of termination to the Manager, whereupon this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination. Otherwise, this Agreement shall remain in full force and effect without any abatement or reduction in the fees payable to Manager and the Owner shall promptly rebuild the Hotel as a First-Class facility at its sole cost and expense.

9.	CONDEMNATION.

If the entire Hotel shall be taken in eminent domain or condemnation proceedings, or if such portion of the Hotel shall be taken in eminent domain or condemnation proceedings to such an extent that in the reasonable good-faith judgment of the Owner it is impossible or impracticable to continue to operate the Hotel as a hotel facility, then, in either of such events, the Owner shall have the right to terminate this Agreement by giving written notice of such termination to the Manager and upon the giving of such notice, this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination. In the event of termination under this Paragraph 9, such termination shall be effective upon the date of taking. The provisions of this Paragraph 9 with respect to termination shall be applicable if the Owner makes a conveyance in lieu of condemnation, in which event the day of the execution and delivery of such conveyance shall be the date of termination. If this Agreement is not terminated in accordance with the terms of this Paragraph 9, then this Agreement shall remain in full force and effect without any abatement or reduction in the fees payable to Manager and the Owner shall promptly restore the Hotel as a First-Class facility at its sole cost and expense.

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10.	NON-DISTURBANCE.

Owner covenants and agrees, and it is of the essence of this Agreement and an inducement to its execution that Manager shall have the right to operate and manage the Hotel for the full Term hereof, as may be extended, and to perform its duties and obligations hereunder free from unwarranted termination, interference, eviction or disturbance. Owner further agrees to take such action as is from time-to-time necessary to preserve such rights in Manager for the full Term hereof. Moreover, Owner waives any right it may have to terminate this Agreement on the grounds that the agency relationship set forth herein is “terminable at will” by virtue of any common law, statutory, or other authority, except for good cause, as set forth in this Agreement.

11.	RESTRICTED AREA

Throughout the term of the management agreement (including the extension term, if applicable) neither Manager nor any of its affiliates will own, operate, manage, lease or license others to operate a hotel or transient residences (including a condo-hotel or any other transient lodging facility) within the Restricted Area, which is defined as any competing hotel, without the prior written consent of Owner, which may be withheld in Owner’s sole and absolute discretion.

12.	TERMINATION FOR PERFORMANCE

12.1.1	Performance Test.

Owner shall have the right to terminate this Agreement if (1) with respect to any two out of three consecutive Fiscal Years beginning after the second full Fiscal Year (i) the Gross Operating Profit for the Hotel for each Fiscal Year is less than 90% of the gross operating profit in the approved Operating Plan and (ii) the annualized RevPAR for the Hotel is less than 95% of the annualized RevPAR for the Competitive Set or (2) during two out of four consecutive Fiscal Years (i) if the Owner does not receive 100% of the Owner’s Return and (ii) the annualized RevPAR for the Hotel is less than 95% of the annualized RevPAR for the Competitive Set (the “Performance Test”). To the extent that the Hotel has not satisfied the Performance Test as a result of (i) force majeure, (ii) a default by Owner or (iii) any major renovation of the Hotel during any Fiscal Year, such Fiscal Year shall be adjusted equitably to take into account the effect of such event of force majeure, default or renovation on the operation and economic performance of the Hotel. Manager shall have the option to avoid termination by payment of a cure amount equal to the difference between (i) the actual Gross Operating Profit or the actual Owner’s Return, as applicable, for the first Fiscal Year giving rise to Owner’s right to terminate and (ii) 90% of the Gross Operating Profit or 100% of the Owner’s Return, as applicable, in the approved Annual Plan for such Fiscal Year (the “Shortfall”), provided that such cure shall be permitted only one time during the term of this Agreement. If Manager has cured such Performance Test failure, the Fiscal Year in which Manager has paid the Shortfall shall be deemed a Fiscal Year in which the Performance Test was met. However, the second Fiscal Year in which Manager failed the Performance Test will remain a failed Fiscal Year and be preserved for subsequent applications of the Performance Test.

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13.	DEFAULT.

13.1	Default by Manager.

The following events shall be deemed to be events of default by the Manager under this Agreement:

13.1.1	Non-Compliance with Terms.

Manager shall fail to comply, in any material respect, with any of the terms, conditions, provisions or covenants of this Agreement to be complied with by the Manager and the Manager shall not cure such failure within thirty (30) days after written notice thereof given by Owner to Manager, or, if such failure is not reasonably susceptible of being cured within said thirty (30) day period, if Manager shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence.

13.1.2	Insolvency.

Manager shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of creditors;

13.1.3	Bankruptcy Filing.

Manager shall file a petition under any Section or Chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof, or if Manager shall be adjudged bankrupt or insolvent in proceedings filed against the Manager thereunder; or

13.1.4	Appointment of Receiver.

A receiver or trustee shall be appointed for the Manager or for all or substantially all of the assets of the Manager and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

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13.2	Default by Owner.

The following events shall be deemed to be events of default by the Owner under this Agreement:

13.2.1	Failure to Fund.

Owner shall fail to provide sufficient funds in the Operating Account to pay all of the current expenses, fees, bills or other charges in connection with the Hotel, or to maintain the Minimum Balance and working capital deposits or to make any deposits to any Reserve required herein, within five (5) business days after receiving written request, therefor, by the Manager;

13.2.2	Non-Compliance with Terms.

Owner shall fail to comply in any material respect with any other term, provision or covenant of this Agreement to be complied with or performed by the Owner and shall not cure such failure within thirty (30) days after written notice thereof, from Manager to Owner; or, if such failure is not susceptible of being cured within said thirty (30) day period, if Owner shall fail to commence to cure such failure within said thirty (30) day period; or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence; or

13.2.3	Arbitrary Withholding of Budget Approvals.

Owner shall arbitrarily withhold approval of budgetary expenditures proposed by Manager for repairs and replacements and refurbishing of and to the Hotel necessary, in the good-faith reasonable judgment of Manager, to maintain and operate the Hotel as a First-Class facility.

13.2.4	Early Termination.

Owner shall attempt to terminate this Agreement, (except in the manner expressly set forth herein), prior to the conclusion of the term hereof without good cause.

13.2.5	Insolvency.

Owner shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of creditors;

13.2.6	Bankruptcy Filing.

Owner shall file a petition under the United States bankruptcy law, as amended, or under any similar law or statute, or if Owner shall be adjudged bankrupt or insolvent in proceedings filed against the Owner thereunder; or

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13.2.7	Appointment of Receiver.

A receiver or trustee shall be appointed for the Owner or for all or substantially all of the assets of the Owner and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

13.3	Remedies for Default.

Should either party default in its obligations under the terms, conditions and provisions of this Agreement, the other party shall have the right to terminate this Agreement and to enforce this Agreement; and further, shall have such other rights and remedies on account of such default, both at law and in equity, (including the right to seek injunctive relief without the posting of a bond, which requirement, if applicable, is hereby waived), as is provided, established or allowable under applicable law.

13.4	Rights and Obligations upon Termination.

13.4.1	Owner’s Rights and Obligations.

Upon termination of this Agreement (the “Termination”) for any reason, in addition to all other rights, remedies and obligations arising from such termination, Owner shall:

(i)	Reimburse Manager for all unpaid costs and expenses incurred with respect to the Hotel, without set-off, in accordance with this Agreement;

(ii)	Pay Manager all Consulting Fees, Pre-Opening Fees, Management Fees, Incentive Fees, and all other fees, costs, or expenses payable or reimbursable in accordance with this Agreement or under any other arrangement entered into between the parties, or the affiliates of either of them, in respect of the Hotel, without set-off, to the extent they are unpaid;

(iii)	Reimburse Manager, as applicable, without set-off, for the actual costs of reasonable relocation expenses, severance pay, pension, and other non-cancelable Employee benefits to which Employees and their covered dependents may be entitled in conformity with this Agreement after the date and/or on account of termination of this Agreement, and any other Employment Costs;

(iv)	Cease utilizing or operating under any license or franchise in the name of, or held by the Manager or its affiliates;

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(v)	Honor all bookings by patrons with confirmed reservations scheduled after Termination or make other arrangements for post Termination bookings reasonably acceptable to Manager;

(vi)	Not solicit for employment or employ the General Manager, or Controller of the Hotel for a period of two years following the effective date of termination except with Manager’s written consent, which consent Manager may withhold in its sole discretion notwithstanding any provision to the contrary herein contained;

(vii)	Retain, in its discretion, all of the Hotel’s books and records; copies of personnel files; customer data base of the Hotel’s customers that have booked or reserved space at the Hotel; and (viii) Bear all the expenses arising from the Termination.

13.4.2	Manager’s Rights and Obligations.

Manager shall have the following rights, duties and obligations in connection with a Termination:

(i)	Manager shall provide a final accounting, if provided reasonable advanced notice therefore, if appropriate in Manager’s opinion, under the circumstances of the Termination;

(ii)	Manager may remove all of its proprietary materials including, without limitation: its operating manuals and systems, proprietary computer software, any materials which may include Manager’s trade secrets and other methods of doing business; Employee personnel files (or copies thereof, as appropriate); and copies of all financial records of the Hotel through the date of termination;

(iii)	Manager may terminate or cause the termination of the Hotel’s participation in any of the pooled programs described in Paragraph 5.4 to take effect on or before the last day of management;

(iv)	Manager shall turn over to the Owner or successor operator, records of historic and future bookings, and future sales and reservation records and the like;

(v)	Manager may, in its discretion, retain the General Manager and Controller; and

(vi)	Manager will cooperate with Owner as appropriate to the circumstances, in effecting a smooth transition to Owner or a successor operator.

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14.	INDEMNITY.

The Owner agrees to indemnify, defend, and hold the Manager and any of its affiliates and their respective officers, directors, employees and agents harmless from and against any liability, obligation, suit, claim or demand, asserted against, or incurred by the Manager, (including, without limitation, reasonable attorney’s fees and expenses), as a result of, or arising from, or in connection with, the organization, development, management, operation, refurbishing or maintenance of the Hotel, or any environmental condition to the fullest extent permitted by law, including any liability arising from the discharge of any Employees or Design Professionals as a result of the termination of this Agreement for any reason, except to the extent that any such liability arises from Manager’s proven gross negligence or willful misconduct; provided, however, that the negligence, gross negligence or willful misconduct of any Design Professional, other consultant or Employee shall not be imputed to Manager. In no event shall Owner make any claim against Manager on account of any alleged errors of judgment made in good faith in connection with the performance by Manager of the obligations and duties set forth herein; nor shall Owner object to any expenditure made by Manager in good faith in connection with the performance of Manager’s obligations hereunder unless such expenditure is specifically prohibited by this Agreement.

15.	ESTOPPEL CERTIFICATES.

Owner and Manager shall, at any time and from time-to-time upon not less than ten (10) days prior written request by the other, execute, acknowledge and deliver a statement in writing certifying that:

(i)	This Agreement is unmodified and in full force and effect (or, if modified, that the same is in full force and effect, as modified, stating the modifications);

(ii)	The date to which payments have been made under this Agreement; and

(iii)	So far as Owner or Manager, as the case may be, knows, no default hereunder on the part of the other party exists (except that if any such default does exist, the certifying party shall specify such default), it being intended that any such statements delivered pursuant to this Paragraph 15 may be relied upon by any prospective purchaser, assignee, or mortgagee of Owner’s interest in the Hotel, or of either party’s interest in this Agreement.

16.	NOTICES.

Any notice which may be or is required to be given hereunder shall be in writing and may be transmitted at the election of the party giving notice by facsimile (“fax”) telex and telegraphic communications, hand delivery by messenger or courier service, telecommunicated, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to Owner or Manager, as the case may be, at the addresses set forth after their respective names below, or at such different addresses as they shall have theretofore advised the other in writing in accordance herewith.

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If intended for Owner.
USA Capital Management, Inc.
404 Ave Constitucion, Suite 208
San Juan, PR 00901

With a copy at the same time to:
Louis Zaretsky
RTE Title Co
2915 Biscayne Boulevard
Miami, FL 33129

If intended for Manager:
Trust Hospitality, LLC
806 South Douglas Road, 4th Floor
Coral Gables, FL 33134
mregister@trusthospitality.com

17.	APPROVAL BY OWNER.

In any instance where the approval or consent of the Owner or Manager is required or permitted hereunder, such approval or consent shall be in writing, and such consent or approval, except as may otherwise be specified in this Agreement, shall not be unreasonably withheld or delayed.

18.	RELATIONSHIP OF PARTIES.

It is understood that the nature of the relationship is one of agency for a fixed term. Nothing set forth in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between Owner and Manager with respect to the Hotel.

19.	NO WAIVER.

No waiver of any covenant, term or condition of this Agreement by either party shall be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary, consent to or approval of any subsequent similar act.

20.	CHOICE OF LAW; ATTORNEY’S FEES.

The laws of the State of Florida shall govern the interpretation, validity, performance and enforceability of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

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If either party shall institute legal proceedings against the other party based on a cause of action arising from this Agreement, the non-prevailing party in such proceeding shall pay the costs and expenses incurred by the prevailing party in such proceedings including reasonable attorney’s fees and any and all costs and fees incurred on appeal of any lower court decision.

21.	ENTIRE AGREEMENT; MODIFICATION.

No employee, agent or representative of either party has the authority to bind the other party to any oral additions, modifications, representations or warranties concerning this Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and no agreement shall be effective to change, modify or terminate this Agreement, in whole or in part, unless such agreement is in writing and duly signed by the authorized representative of the party against whom enforcement of such change, modification or termination is sought. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party’s counsel, it being agreed that both parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

22.	SURVIVAL AND CONTINUATION.

Notwithstanding the termination of this Agreement, all terms, provisions and obligations of either party contained herein, which in order to give them effect and to accomplish their intent or purpose need to survive such termination, shall by agreement between Owner and Manager survive and continue until they have been fully satisfied or performed.

23.	DESCRIPTIVE HEADINGS.

The descriptive headings set forth in this Agreement are inserted for convenience and for reference only and do not in any way limit or amplify the terms and provisions of this Agreement.

24.	SUCCESSORS AND ASSIGNS.

The terms, provisions and covenants contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns, except as otherwise provided in this Agreement.

25.	FORCE MAJEURE.

Neither Owner nor Manager shall be considered in default in the observance or performance of its obligations hereunder (other than the obligation of Owner to pay any fee, cost or expense, or transfer any funds, or fund any Reserve or working capital reserve, in the amounts required by the terms of this Agreement), if such performance is prevented or delayed because of Force Majeure. The term “Force Majeure” means: war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, fire, earthquake, wind, flood, any law, order, proclamation, regulation, or ordinance of any governmental authority, shortage of critical materials or supplies, any act of God or any other cause whether of similar or dissimilar nature beyond the reasonable control of the party affected.

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26.	AUTHORIZATION.

Each of the parties hereto represents to the other party that it has full power and authority to execute this Agreement and to be bound by and shall perform in accordance with the terms hereof. On request, each party shall furnish to the other evidence of such authority.

27.	COUNTERPARTS.

Any number of counterparts including facsimile copies of this Agreement may be executed and delivered and each shall be considered an original and together they shall constitute one agreement.

28.	SEVERABILITY.

If any of the provisions of this Agreement or its application shall be held by any court, regulatory agency, or other governmental authority having competent jurisdiction over this Agreement to be invalid, illegal, or unenforceable in any respect, the parties shall forthwith cure such invalidity to the extent permitted by law; and notwithstanding the fact that such provisions may be held to be of no force and effect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. If any such provision or portion thereof is declared invalid, illegal, or unenforceable, the parties to this agreement intend that in lieu of the invalid, illegal, or unenforceable provision or portion thereof, there be added to this agreement a provision or portion thereof as similar in substance to such invalid, illegal, or unenforceable provision or portion thereof as may be possible so as to accomplish the purposes of such invalid, illegal or unenforceable provision or portion thereof.

IN WITNESS WHEREOF, the Owner and the Manager have hereunto set their hands and seals on the day and year first above written.

Signed, Sealed & Delivered in the presence of:

Witnesses:	OWNER:
Richard Meruelo //s//

Print Name:
By: RICHARD MERUELO, President,
USA Capital Management, Inc.

Print Name:

Witnesses:	MANAGER:

Trust Hospitality, LLC, a Florida limited liability company

Print Name:
By:

Print Name:

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